                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

FORM 3                                                      OMB APPROVAL
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                                                   OMB NUMBER:  3235-0104
                                                   Expires:  April 30, 1997
                                                   Estimated average burden
                                                   hours per response ...... 0.5
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            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES



    Filed pursuant to Section16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940




1. Name and Address of Reporting Person

BERGER                              GREG
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  (Last)                             (First)                         (Middle)

C/O MACK-CALI REALTY CORPORATION           11 COMMERCE DRIVE
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                                    (Street)

                                CRANFORD, NJ 07016
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  (City)                             (State)                          (Zip)


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2. Date of Event Requiring Statement (Month/Day/Year)

12/11/97
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3. IRS Number of Reporting Person (Voluntary)


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4. Issuer Name and Ticker or Trading Symbol

MACK-CALI REALTY CORPORATION (CLI)
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5. Relationship of Reporting Person to Issuer:
       (Check all applicable)


                  Director                         10% Owner
           -----                           ------

             X    Officer (give                    Other (Specify
           -----           title below)    ------         below)

                            VICE PRESIDENT
                   ----------------------------------

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6. If Amendment, Date of Original   (Month/Day/Year)

12/22/97
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7. Individual or Joint/Group Filing  (Check Applicable Line)

  X   Form filed by One Reporting Person
-----

      Form filed by More than One Reporting Person
-----
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
                                      Table 1 -- Non-Derivative Securities Beneficially Owned

1. Title of Security          2. Amount of Securities         3. Ownership Form:        4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                    Beneficially Owned              Direct (D) or             (Instr. 5)
                                 (Instr. 4)                      Indirect (I)
                                                                 (Instr. 5)
--------------------------    ---------------------------      -----------------        ------------------------------------------

COMMON STOCK                   800                              D
--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------

--------------------------    ---------------------------      -----------------        ------------------------------------------


Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                  (Print or Type Responses)


                                                                         (Over)
                                                                SEC 1473 (8-92)

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

FORM 3 (continued)


        Table II -- Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security   2. Date Exer-   3. Title and Amount of Securities  4. Conversion   5. Ownership    6. Nature of
                                     cisable and     Underlying Derivative Security     or Exercise     Form of         Indirect
                                     Expiration     (Instr. 4)                          Price of        Derivative      Beneficial
                                     Date                                               Derivative      Security:       Ownership
                                    (Month Day                                          Security        Direct (D)     (Instr. 5)
                                     Year)                                                              or
                                  ------- ------- ---------------------------------                     Indirect (I)
                                  Date    Expira-                            Amount                    (Instr. 5)
                                  Exer-   tion                               or
                                  cisable Date             Title             Number
                                                                             of
                                                                             Shares
-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------
COMMON STOCK WARRANT
RIGHT TO BUY                       (1)    1/31/07  COMMON STOCK              20,000 $33.00           D
-------------------------------   ------- -------  ------------------------  ------ --------------- --------------- -------------
UNITS OF LIMITED
PARTNERSHIP INTEREST (2)           (2)             COMMON STOCK              28,601                  D
-------------------------------   ------  -------  ------------------------  ------ --------------- --------------- -------------
EMPLOYEE STOCK OPTIONS
(RIGHT TO BUY)                     (3)    5/15/07  COMMON STOCK               5,000 $30.25           D
-------------------------------   ------ --------  ------------------------  ------ --------------- --------------- -------------
EMPLOYEE STOCK OPTIONS
(RIGHT TO BUY)                     (3)   12/12/07  COMMON STOCK              51,832 $38.75           D
-------------------------------   ------ --------  ------------------------  ------ --------------- --------------- -------------

-------------------------------   ------ --------  ------------------------  ------ --------------- --------------- -------------

Explanation of Responses:
(1) The Warrant vests in three equal annual installments beginning on January 31, 1998.

(2) The Units of Limited Partnership ("Units") represent interests in Mack-Cali Realty, L.P., a Delaware limited partnership, through which Mack-Cali Realty Corporation conducts its real estate activities. The Units shall be redeemable on a one-for-one basis for shares of Common Stock beginning on January 31, 1998.
(3) The options vest in five equal annual installments beginning on December 31, 1997.


                                   /s/ Greg Berger                 12/30/97
                              _______________________________    ______________
                              **Signature of Reporting Person         Date

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient,
      See Instruction 6 for procedure.